SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             HEILIG-MEYERS COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:



                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 19, 1996

TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") will be held in the Auditorium, 4th Floor, Crestar Building -- 919 East Main Street, Richmond, Virginia, on Wednesday, June 19, 1996, commencing at 10:00 a.m. E.D.T., for the following purposes:

     1. To elect a board of eleven directors.

     2. To consider and vote upon a proposal to amend the Company's 1990 Stock Option Plan.

     3. To consider and vote upon a proposal to amend the Company's 1994 Stock Option Plan.

     4. To consider and vote upon a proposal to approve the Company's Annual Performance-Based Bonus Plan.

     5. To ratify or reject the selection of Deloitte & Touche LLP as accountants and auditors for the Company for the current fiscal year.

     6. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 26, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

     Your attention is directed to the attached Proxy Statement.

                                          By Order of the Board of Directors

                                          ROY B. GOODMAN, Secretary

May 3, 1996

PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230

                                PROXY STATEMENT
                      TO BE MAILED ON OR ABOUT MAY 3, 1996
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 19, 1996

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Heilig-Meyers Company (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held June 19, 1996, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. Supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. It is also contemplated that, for a fee of $5,500 plus certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms, other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the secretary of the meeting) or by attending the meeting and voting in person.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count towards a quorum, but will have no effect on the action taken with respect to such matter. Shares held of record by a broker or its nominee (broker non-votes) that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at the meeting.

                       VOTING SECURITIES AND RECORD DATE

     The Board of Directors has fixed the close of business on April 26, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, $2.00 par value (the "Common Stock") on the record date will be entitled to one vote for each share then registered in the holder's name with respect to all matters to be considered at the meeting. As of the close of business on the record date, 48,590,221 shares of Common Stock were outstanding and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Board of Directors presently consists of twelve directors, and will consist of eleven directors as of the 1996 Annual Meeting of Shareholders. The eleven nominees named below were elected at the 1995 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or the election and qualification of their successors. The eleven nominees for director receiving the greatest number of votes cast for the election of directors will be elected.

     Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table below with respect to his age, his principal occupation or employment and his beneficial ownership of the Common Stock as of April 26, 1996. The table also sets forth the amount of shares beneficially owned as of April 26, 1996, by all the executive officers set forth in the summary compensation table who are not directors, and by all executive officers and directors as a group and the percentage of outstanding shares represented by the stated beneficial ownership. To the best of the Company's information, the persons named in the table, and all executive officers and directors as a group, have sole voting and investment power with respect to shares shown as owned by them, except as set forth in the notes thereto.

     It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy.

                                                                         AMOUNT OF
                                                                          SHARES
                                                                       BENEFICIALLY
                                                                           OWNED
                                                                        AND PERCENT
                                                                            OF
          NAME, AGE, POSITIONS OF DIRECTORS                                CLASS
            WITH THE COMPANY OR PRINCIPAL                               OUTSTANDING
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL
             YEARS AND OTHER INFORMATION                  SINCE(1)      26, 1996(2)
WILLIAM C. DERUSHA, 46................................      1983           597,353   (4)(5)
Chairman of the Board since April 1986.(3)
Chief Executive Officer since April 1984.(3)
Director, Signet Banking Corporation and Best
Products Co., Inc.

TROY A. PEERY, JR., 50................................      1984           560,243   (4)
President since April 1986.(3)
Chief Operating Officer since December 1987.(3)

ALEXANDER ALEXANDER, 67...............................      1975            34,500   (4)
President, Colony Management Corporation
(real estate management).

ROBERT L. BURRUS, JR., 61.............................      1973            41,824   (4)
Chairman (since 1990) and partner of McGuire, Woods,
Battle & Boothe, L.L.P. (law firm). Director, CSX
Corporation, S&K Famous Brands, Inc., Concepts Direct,
Inc. and
O'Sullivan Corporation.

                                                                         AMOUNT OF
                                                                          SHARES
                                                                       BENEFICIALLY
                                                                           OWNED
                                                                        AND PERCENT
                                                                            OF
          NAME, AGE, POSITIONS OF DIRECTORS                                CLASS
            WITH THE COMPANY OR PRINCIPAL                               OUTSTANDING
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL
             YEARS AND OTHER INFORMATION                  SINCE(1)      26, 1996(2)

BENJAMIN F. EDWARDS III, 64...........................      1983            45,250   (4)(6)
Chairman of the Board, President, Chief Executive
Officer, and Director, A.G. Edwards, Inc., the parent
of A.G. Edwards & Sons, Inc. (securities brokerage and
investment banking). Director, National Life Insurance
Company of Vermont.

ALAN G. FLEISCHER, 79.................................      1976            23,750   (4)
Of Counsel, law firm of Hirschler, Fleischer,
Weinberg, Cox & Allen. Member, Board of Associates,
University of Richmond.

NATHANIEL KRUMBEIN, 81................................      1946           132,368   (4)(7)
Retired Vice Chairman of the Company.

HYMAN MEYERS, 84......................................      1940           305,622   (4)(8)(9)
Retired Chairman of the Board of the Company.

S. SIDNEY MEYERS, 82..................................      1940            64,751   (4)(8)(10)
Retired Vice Chairman of the Company.

LAWRENCE N. SMITH, 58.................................      1975            39,681   (4)(11)
President and Chief Executive Officer, Resource Bank
since December 1992. Chairman and Chief Executive
Officer, Essex Financial Group, Inc. (investment and
mortgage banking firm) until December 1992.

GEORGE A. THORNTON III, 55............................      1980           223,442   (4)(12)
Chairman, TimBuck II, Ltd. (Ships Watch, Buck Island,
resort real estate development). Independent
consultant to furniture manufacturers.

Certain Executive Officers

JOSEPH R. JENKINS.....................................                     243,795   (4)
Executive Vice President and Chief Financial
Officer(3)

JAMES F. CERZA, JR....................................                     268,704   (4)(13)
Executive Vice President(3)

JAMES R. RIDDLE.......................................                     247,972   (4)
Executive Vice President(3)

All current executive officers and directors as a
group (23 persons)....................................                   3,455,377   (4)(14)
                                                                              7.1%

      (1) Year in which the nominee was first elected a director of the Company or any of its predecessors. The Company's predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940.

      (2) Unless otherwise indicated, less than one percent of the outstanding Common Stock.

      (3) Nominee or officer holds the same offices in the Company's wholly-owned subsidiary Heilig-Meyers Furniture Company.

      (4) Includes shares which could be acquired through the exercise of stock options within 60 days after April 26, 1996.

      (5) Excludes 150 shares owned of record by Mr. DeRusha's wife.

      (6) Excludes 2,000 shares owned of record by Mr. Edwards' wife.

      (7) Includes 5,046 shares held by Mr. Krumbein and his wife as co-trustees or custodians. Excludes 65,585 shares owned of record by Mr. Krumbein's wife. Includes 29,288 shares held of record by the Krumbein Foundation of which Mr. Krumbein is an officer, as to which shares he may be deemed to share voting and investment powers.

      (8) Includes 5,023 shares owned of record by the Meyers-Krumbein Foundation of which Messrs. Hyman and S. Sidney Meyers are officers, as to which shares they may be deemed to share voting and investment powers.

      (9) Includes 145,000 shares held in trusts of which Mr. Meyers is co-trustee, as to which shares Mr. Meyers may be deemed to share voting and investment powers.

     (10) Excludes 27,149 shares owned of record by Mr. Meyers' wife.

     (11) Excludes 5,000 shares owned of record by Mr. Smith's wife.

     (12) Includes 45,110 shares held by Mr. Thornton as trustee for his children. Excludes 22,072 shares owned of record by the George and Eleanor D. Thornton Foundation of which Mr. Thornton is a director.

     (13) Excludes 13,605 shares owned of record by Mr. Cerza's wife.

     (14) Excludes a total of 1,369 shares owned of record by the wives of executive officers not named above. Includes 78,152 shares held by Arthur D. Charpentier, a director whose term expires at the 1996 Annual Meeting of Shareholders, either individually or jointly with his wife. See notes 5 through 13 above.

     The securities brokerage and investment banking firm of A.G. Edwards & Sons, Inc., may perform services for the Company during the current fiscal year. Mr. Edwards is Chairman of the Board, President, Chief Executive Officer and Director of the parent company of A.G. Edwards & Sons, Inc.

NOMINATIONS FOR DIRECTOR

     The By-laws of the Company provide that the only persons who may be nominated for Directors are (i) those persons nominated by the Company's Board of Directors; (ii) those persons nominated by the Nominating Committee of the Company's Board of Directors and (iii) those persons whose names were personally delivered to the Secretary of the Company not later than the close of business on the tenth day following the mailing date of the Company's Proxy Statement for an annual meeting or delivered to the Secretary of the Company by

United States mail, postage prepaid, postmarked no later than ten days after the mailing date of the Proxy Statement for an annual meeting. Any shareholder wishing to nominate a person other than those listed in this Proxy Statement must submit the following information in writing to the Office of the Secretary, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, address, and principal occupation of each proposed nominee; (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of shareholder nominations, this By-law affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The By-law does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors. However, it may have the effect of precluding a contest for the election of directors if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.

FAMILY RELATIONSHIPS

     Hyman Meyers, Director of the Company, and S. Sidney Meyers, Director of the Company, are brothers. Nathaniel Krumbein, Director of the Company, is their brother-in-law.

ATTENDANCE

     The Board of Directors held five meetings during the fiscal year ended February 29, 1996. Each director attended 75 percent or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which he served that were held in the past fiscal year during the periods in which he was a director or served on such committees.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers and directors complied with such filing requirements, except that one report of a gift to his children was filed late by Hyman Meyers, a Company director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors of the Company include an Audit Committee, a Compensation Committee and a Nominating Committee.

     Messrs. Smith, Alexander, Charpentier and Edwards are the members of the Audit Committee, which met two times during the fiscal year ended February 29, 1996. The primary functions of the Committee are to make recommendations to the Board concerning engaging and discharging the independent auditors; to review the overall scope and the results of the annual audit; to review the independence of the independent auditors; and to review the functions and performance of the internal audit department and the Company's internal accounting controls.

     The Compensation Committee, comprised of Messrs. Burrus, Fleischer, Smith and Thornton, met three times during the fiscal year ended February 29, 1996. The primary functions of the Committee are to review and make recommendations concerning the direct and indirect compensation of officers elected by the Board; to administer and make awards under the Company's stock option programs; to review and determine the salary level for the Company's Chief Executive Officer; to review and report to the Board concerning annual salaries and year-end bonuses recommended by management for other officers and certain other executives; to recommend special benefits and perquisites for management and to generally consult with management regarding employee benefits and personnel policies.

     Messrs. Fleischer, Burrus and Thornton are the members of the Nominating Committee, which met one time during the fiscal year ended February 29, 1996. The primary functions of the Committee are to recommend persons for membership on the Board and for membership on committees established by the Board and to consider nominees recommended by shareholders.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 29, 1996 were the Company's Chief Executive Officer and the next four highest compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended February 29, 1996.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                            AWARDS
                                                                                           SECURITIES
                                                      ANNUAL COMPENSATION                  UNDERLYING              ALL
                                FISCAL                                   OTHER ANNUAL       OPTIONS/              OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS            COMPENSATION     SARS(#)(2)          COMPENSATION(3)
William C. DeRusha               1996     $ 530,000     $      0             (1)           63,600             $17,067
   Chairman of the               1995       500,000      260,000             (1)           90,000              45,293
   Board and Chief               1994       432,000      367,000             (1)          135,000              12,937
  Executive Officer

Troy A. Peery, Jr.               1996       477,000            0             (1)           63,600              16,261
  President and Chief            1995       450,800      234,000             (1)           90,000              53,822
  Operating Officer              1994       388,000      330,000             (1)          135,000              33,252

Joseph R. Jenkins                1996       325,000            0             (1)           39,600              10,363
  Executive Vice                 1995       275,000      143,000             (1)           50,000              33,145
  President and Chief            1994       240,000      204,000             (1)           75,000              20,339
  Financial Officer

James F. Cerza, Jr.              1996       325,000            0             (1)           39,600              10,266
  Executive Vice                 1995       275,000      143,000             (1)           50,000              20,996
  President                      1994       240,000      204,000             (1)           75,000               8,310

James R. Riddle                  1996       243,000            0             (1)           10,000               7,224
  Executive Vice                 1995       243,000       78,000             (1)           50,000              29,516
  President                      1994       217,000      184,000             (1)           75,000              18,353


     (1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal 1994, 1995 or 1996.

     (2) Amounts have been adjusted to reflect three-for-two stock splits distributed in the form of a stock dividend in July 1993.

     (3) Consists of Company contributions to the Employees' Profit Sharing and Retirement Savings Plan ("Savings Plan"), the Employees' Supplemental Profit Sharing and Retirement Savings Plan ("Supplemental Plan") and the dollar value of split dollar life insurance premiums paid on behalf of the named executive officers. Company contributions to the Savings Plan, Company contributions to the Supplemental Plan and dollar value of split dollar life insurance premiums paid, respectively, during fiscal 1996 for the named executive officers were:
Mr. DeRusha, $3,133, $13,580, $354; Mr. Peery, $3,133, $12,816, $312; Mr.
Jenkins, $3,137, $6,836, $390; Mr. Cerza, $3,133, $6,764 , $369; and Mr. Riddle,
$3,129, $3,893, $202.

     OPTION GRANT TABLE. The following table sets forth information concerning individual grants of stock options made during the year ended February 29, 1996, to the Company's executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       INDIVIDUAL GRANTS                                                  POTENTIAL REALIZABLE
                                                                                                VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                                                                                           OF STOCK PRICE
                       SECURITIES                                                            APPRECIATION
                       UNDERLYING   % OF TOTAL                                             FOR OPTION TERM(1)
                        OPTIONS/    OPTIONS/SARS
                         SARS       GRANTED TO      EXERCISE ON
                        GRANTED     EMPLOYEES IN    BASE PRICE
       NAME              (#)         FISCAL YEAR     ($/SH)           EXPIRATION DATE     5% ($)        10% ($)
William C. DeRusha     63,600         15.43%        $17.25            January 8, 2006    $ 690,060     $1,750,272
Troy A. Peery, Jr.     63,600         15.43          17.25            January 8, 2006      690,060      1,750,272
Joseph R. Jenkins      39,600          9.61          17.25            January 8, 2006      429,660      1,089,792
James F. Cerza, Jr.    39,600          9.61          17.25            January 8, 2006      429,660      1,089,792
James R. Riddle        10,000          2.43          17.25            January 8, 2006      108,500        275,200

     (1) Stock appreciation values calculated by annually compounding the exercise price until expiration at the growth rate noted.

     AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal 1996 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on February 29, 1996 and the aggregate gains that would have been realized had these options been exercised on February 29, 1996, even though these options were not exercised, and the unexercisable options could not have been exercised, on February 29, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES



                        SHARES                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                      ACQUIRED ON                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                      EXERCISE (#)     VALUE            OPTIONS/SARS AT FY-END               AT FY-END(1)
       NAME                            REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
William C. DeRusha        0              $0              514,903          76,800         $1,506,422          $0
Troy A. Peery, Jr.        0               0              465,726          76,800          1,262,012           0
Joseph R. Jenkins         0               0              230,550          44,800            550,428           0
James F. Cerza, Jr.       0               0              266,050          44,800            726,863           0
James R. Riddle           0               0              230,625          25,000            599,506           0

     (1) Based on the closing sales price of the Common Stock of $14.00 on February 29, 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors (comprised of directors who are not employees of the Company) has provided the following report on Executive Compensation:

     COMPENSATION PHILOSOPHY. The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both annual and long-term incentive compensation programs to achieve these objectives. The incentive programs are tied to Company-wide business goals, as well as individual goals. For executive officers, the Company relies on an annual incentive program and stock option program to align the executives' financial interests with those of its shareholders.

     COMPONENTS OF THE COMPENSATION PROGRAM. The Company's compensation program for executive officers consists of a base salary, an annual incentive bonus program, and a stock option program, which are tied to the Company's success in achieving financial and strategic performance goals. The Board of Directors approves the Company's performance goals, which are proposed by management, as part of the Company's budgeting process.

     Each year, the Committee reviews proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance, including evaluations provided by the CEO; and (2) the Company's performance in relation to its performance goals, which include pre-tax earnings, earnings per share, and return on equity. Under employment agreements covering the five most highly compensated executive officers, the Committee may increase, but not decrease executive salaries on an annual basis.

     The Committee has periodically retained the services of a compensation consultant to review in a comprehensive manner the Company's compensation practices and programs. The Committee has considered the consultant's report in its evaluation of the executive compensation program for the fiscal year ended February 29, 1996 and will continue to do so for the fiscal year beginning March 1, 1996, in view of the growth and changing conditions of the Company.

     The Committee considered again the effect of Internal Revenue Code Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the five most highly compensated executives of a publicly held corporation. Performance-based compensation that meets certain requirements will not be subject to this deduction limit. The Company's 1994 Stock Option Plan meets these requirements for performance-based compensation, while the Company's annual incentive bonus program for the 1996 fiscal year does not. After considering the report prepared by the Company's consultant, the Committee recommended that the bonus program be revised to meet these requirements for the 1997 fiscal year. The revised bonus program provides for cash bonus awards based upon the achievement of Company performance goals designated at the beginning of each fiscal year. Consequently, if the performance goals are not met, no bonus is payable. The revised bonus program includes only objective performance goals that preclude individual discretion, and does not include personal performance as one of the performance-based criteria for the five most highly compensated officers.

     The revised bonus program has been submitted to Shareholders for approval at the 1996 Annual Meeting. See "Approval of the Heilig-Meyers Company Annual Performance-Based Bonus Plan". The Committee recommended adoption of a revised bonus program since the current compensation level of the five most highly compensated executives may exceed the $1 million limit during the 1997 fiscal year. The Committee believes that it is in the best interests of the Company to minimize or eliminate any loss of tax deductions this year and in future years since this approach is consistent with the objectives of the Company's overall executive compensation program.

     No bonuses were paid for the fiscal year ended February 29, 1996 under the Company's annual incentive bonus program in effect because the earnings and pre-tax profits goals set for the year were not met. Cash bonus awards were contingent upon the achievement of Company performance goals designated at the beginning of the Company's fiscal year and upon a series of component factors, each determined separately for individual executives. The component factors included: (1) personal performance; (2) departmental business goals; (3) the extent to which the Company's pre-tax profits and earnings per share increase over those of the previous fiscal year; and (4) the extent to which the Company meets or exceeds its budgeted pre-tax profits and earnings per share goals.

     The Company's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement aligns the interests of the senior executives with those of the Company's shareholders.

     Historically, whether a grant was made to an executive officer, and in what amount, was determined by the Committee based on the Company's overall performance and the individual's performance. This year, after consultation with its compensation consultant, the Committee considered and adopted an objective formula award procedure for granting options. Under this formula, the option grant size is based on the individual executive's salary level so that each executive will receive a fixed number of options based on his or her executive classification. With respect to all officers including the five most highly compensated officers, the Committee retains the latitude to adjust recommendations up or down based on business conditions and individual responsibilities and contributions. Options have always been granted (and will continue to be granted under the new formula) with an exercise price equal to the fair market value of the Company's stock on the date of grant.

     This year, the Committee considered amending the terms of certain options previously granted to certain officers to reduce the option exercise price. However, after careful consideration, the Committee recommended that no amendments be made to options previously granted to the five most highly compensated executive officers. Although the Committee considered it inappropriate to amend the terms of these five officers' options, the Committee did reduce the exercise price for certain outstanding option grants made to lower management officers. The Committee also recommended that the Company's 1990 and 1994 Stock Option Plans be amended by the Board, subject to approval by the Company's shareholders, to prohibit entirely the Committee from (i) amending the terms of previously granted options to reduce the option exercise price of such grants and (ii) granting stock options to any employee conditioned upon the surrender or cancellation of previously granted options. See "Amendments of 1990 Stock Option Plan and 1994 Stock Option Plan".

     Options were granted to the five most highly compensated executive officers under the Company's 1994 Stock Option Plan in accordance with the formula described above. Because of the difficult retail environment experienced by the Company, the Committee used its discretionary authority to increase the size of the grants made to four of the five most highly compensated officers in order to provide additional motivation. These option grants were in recognition of the performance of these five officers during the fiscal year ended February 29, 1996 and in recognition of the difficult retail environment experienced by the Company. One-half of these options vest immediately and one-half of these options vest after three years.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee determined the compensation of William C. DeRusha, Chief Executive Officer, for the fiscal year ended February 29, 1996, in a manner consistent with the guidelines described above. The Committee evaluated the Company's performance with respect to its stated budget and financial goals that were established and agreed to by Mr. DeRusha before the start of this fiscal year. The Committee also evaluated Mr. DeRusha's personal performance in view of the goals established for him in consultation with the Committee. The Committee evaluated Mr. DeRusha's performance, and it was determined that, while the Company did not meet the goals established by the Board of Directors for the 1996 fiscal year, Mr. DeRusha met his personal performance goals.

     ADMINISTRATION OF COMPENSATION PROGRAM. The Committee oversees all compensation programs for senior management and reviews and approves certain plans and programs for other employees. The Committee reviews management recommendations and ultimately determines levels of base salary, annual incentive bonus program payments and stock option grants for all executives. The Committee also reviews and determines the salary level of the CEO, whose compensation is reported in this proxy statement.

                             COMPENSATION COMMITTEE

                        Robert L. Burrus, Jr., Chairman
                               Alan G. Fleischer
                               Lawrence N. Smith
                             George A. Thornton III

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock ("HMY") with the cumulative total return of the companies included in the S&P 500 and the S&P Retail Stores Composite for the last five fiscal years.

HEILIG-MEYERS COMPANY
FISCAL YEARS ENDED FEBRUARY 1991 TO FEBRUARY 1996


                               [GRAPH GOES HERE]


                    1991     1992     1993     1994    1995    1996

HMY                 100      183.5    262.7    438.3   316.5   190.3
S&P 500             100      115.9    128.3    139     149.2   202.3
S&P RETAIL          100      135.4    158.7    159.6   146.2   162

EMPLOYMENT AGREEMENTS

     The Company has entered into employment contracts with William C. DeRusha and Troy A. Peery, Jr. Both contracts provided for an initial three-year term that ended February 28, 1991 with automatic annual one-year extensions, unless either party notifies the other at least two years in advance that it does not wish to extend the term. The contracts also provide that Messrs. DeRusha and Peery will receive annual salaries established by the Compensation Committee of the Board of Directors of the Company (or the Board of Directors of the Company), which may be increased, but not decreased, on an annual basis. In 1993, the contracts were amended to limit the circumstances under which an executive may earn a minimum bonus payment. The contracts now provide that each employee is entitled to an annual bonus in accordance with the terms of the Company's annual performance bonus plan, provided that in the event of a change of control, such payment shall be not less than the average bonus paid to him during the three fiscal years immediately preceding the year for which the bonus is currently payable. The contracts provide further that the Company may terminate either employee's employment immediately for cause as defined in the contracts. In the event of such a termination before the expiration of the employment term, each employee will forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. Should either employee voluntarily terminate employment and become employed with another employer before the expiration of the employment term, he will also forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract.

     These agreements also provide that if (a) the executive's employment is terminated by the Company for any reason other than cause or (b) the executive voluntarily terminates employment within 60 days after there has been a material reduction in his compensation, benefits or other material change in his employment status, he will be entitled to a lump sum payment equal to the aggregate compensation he would have received during the remainder of the employment term. If a change of control event occurs, the bonus to which the executive is entitled during the change of control year will be computed on the assumption that the financial results achieved before the change of control will continue at levels not less favorable than those before the change of control.

     Effective March 1, 1991, the Company also entered into employment contracts with Joseph R. Jenkins, James F. Cerza, Jr. and James R. Riddle. The terms of these contracts are identical to the terms of the agreements with Messrs. DeRusha and Peery, except that the contracts with Messrs. Jenkins, Cerza and Riddle provide for initial two-year terms with automatic one-year renewals, unless either party notifies the other at least one year in advance that it does not wish to extend the term.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has executive supplemental retirement agreements with Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle that entitle them to receive death benefits or supplemental retirement income. If the executive officer dies before age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of the executive officer's salary for a period of two years in the case of Messrs. DeRusha and Peery and one year in the case of Messrs. Jenkins, Cerza and Riddle. Thereafter, the executive's beneficiary will receive annual benefits of 50% of the executive officer's salary for a period of eight years. The agreements define salary as the executive's highest final compensation payable over the three year fiscal period preceding retirement or termination. Final compensation means the executive's base salary established by the Compensation Committee for each of the three fiscal year periods, including any bonus paid or payable to the executive on account of each of the fiscal years. If the executive officer retires at age 65, he will receive an annual retirement benefit equal to a designated percentage of his salary (25% in the case of Messrs. DeRusha and Peery and 22.5% in the case of Messrs. Jenkins, Cerza and Riddle) at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer dies after retirement, but before he has received all of his retirement income, the executive officer's beneficiary will receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period. The Company owns and is the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under all executive supplemental retirement agreements.

EXECUTIVE SEVERANCE PLAN

     The Company has an executive severance plan under which executives (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle) designated by the Compensation Committee are covered. The executive severance plan is triggered by a change of control and, once triggered, provides certain employment and compensation guarantees for a two-year period. During the two-year period, eligible executives are guaranteed salary and bonuses at levels not less than those paid during the one-month period before the change of control. If an executive is terminated or voluntarily terminates within 60 days because the executive's working conditions have materially changed, the executive will be entitled to receive 200% of salary and bonuses received for the preceding twelve-month period. If a change of control does not occur the plan has no effect. The severance plan covers, in general, all officers of the Company (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle), certain categories of key administrative people designated by the Chairman and all full-time employees with ten or more years of service.

DIRECTORS' COMPENSATION

     For the fiscal year ended February 29, 1996, all directors who were not employees of the Company were paid fees of $25,000, plus a fee of $1,500 for each board meeting attended in person and a fee of $750 for each board meeting attended by telephone. The Company maintains deferred compensation agreements pursuant to which an outside director may defer all or a portion of the fees he receives for services performed for the Company (in his capacity as a director). The agreements provide deferred income to the participating director and/or his family at the director's attainment of age 70 (age 59, in the case of one outside director), or upon his death. The Compensation Committee may, in its sole discretion, provide for deferred income benefits in the event of a director's permanent disability. The benefit payable under these agreements is fixed for each outside director. Benefits are payable in monthly payments over a 15-year period. These agreements provide for immediate payment of an actuarially reduced benefit to each outside director upon the termination of his relationship with the Company before age 70 (age 59, in the case of one outside director), unless the relationship terminated for "due cause" as determined by the Compensation Committee or Board of Directors of the Company. Generally, if a director terminates his relationship with the Company following a change of control, he will be entitled to receive a reduced lump sum payment equal to the actuarial equivalent of the benefit he would have received at age 70 (age 59, in the case of one outside director), (taking into account deferrals made to the date of the director's death). However, in the case of one outside director, the agreement provides that in the event of termination following a change of control, an amount sufficient to satisfy the Company's future obligations to the director (and his beneficiaries) under the agreement will be deposited in a trust with a national bank. The deposited amount would be subject to the claims of creditors, but would not be otherwise available to the Company.

     In addition, directors who serve on the Executive Committee of the Company's Board of Directors and who are not full-time employees of the Company received a fee of $1,500 for each executive committee meeting attended in the fiscal year ending February 29, 1996. These directors are Robert L. Burrus, Jr., Hyman Meyers, Lawrence N. Smith and George A. Thornton III. Messrs. DeRusha and Peery also serve on the Executive Committee. Directors who serve on all other committees and who are not full-time employees of the Company received a fee of $1,000 for each committee meeting attended in the fiscal year ending February 29, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Burrus, Chairman of the Compensation Committee, is Chairman and partner of the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which was retained as general counsel by the Company during the fiscal year ended February 29, 1996, and has been so retained during the current fiscal year.

CERTAIN TRANSACTIONS

     AGREEMENTS WITH RETIRED EXECUTIVES. The Company entered into Executive Employment and Deferred Compensation Agreements with Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein while these individuals were executive officers of the Company. The agreements provide for retirement compensation until an individual's death in an annual amount equal to 58% of the average of the highest three years of total cash compensation paid to the individual during any fiscal year in which he was employed by the Company. This amount will be reduced by the individual's primary social security benefit and by the amount determined to be payable under the employer portion of the Company's profit sharing plan. The payment to Hyman Meyers will end upon his death. S. Sidney Meyers and Nathaniel Krumbein elected to receive the actuarial equivalent of this amount as a joint and survivor annuity with their spouses, providing payments to them or their wives as long as either shall live. The Company owns and is beneficiary under life insurance contracts, purchased in full before the retirement of these individuals, which are intended to provide the Company with funds to meet its obligations under these agreements.

     During the year ended February 29, 1996, the Company made the following payments as retirement compensation: $95,340 to Hyman Meyers, $40,644 to S. Sidney Meyers, and $47,112 to Nathaniel Krumbein.

     The amount of retirement compensation is automatically increased annually by the lesser of 5% or one-half of the percentage increase in the consumer price index over the previous year.

     These agreements also provide that if a change of control occurs, amounts sufficient to satisfy the Company's future contractual obligations to each of these individuals (and his beneficiaries) under the agreements will be deposited in a trust with a national bank. The deposited amounts would be subject to the claims of creditors, but would not be otherwise available to the Company.

     During retirement, the individual is also entitled to discounted purchases, coverage under the Company's group health insurance plans, an office at a location selected by the Company, and customary office services to the same extent that he received at the time of retirement. The Company paid approximately $2,248 in health and life insurance premiums for Hyman Meyers and $4,240 for each of S. Sidney Meyers and Nathaniel Krumbein during the fiscal year ended February 29, 1996. The Company provided S. Sidney Meyers and Nathaniel Krumbein with office space and services, which they shared at a total cost of $70,421 during the fiscal year ended February 29, 1996.

     The Company may retain any of these individuals (with his consent) on a year-to-year basis during retirement to render consulting services as directed by the Board of Directors, at a minimum annual fee of $10,000, plus out-of-pocket expenses. The Company did not retain any of these individuals to render consulting services during the fiscal year ended February 29, 1996.

     LEASES. During the past fiscal year, the Company rented five of its stores and one of its local warehouses from Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein together with members of their families.1 The leases generally provide for fixed rentals ranging from $12,500 to $91,770 per year; however, four of the leases provide for rent to be adjusted every three years with the new rent equal to four percent of net sales at the leased premises during the fiscal year immediately preceding the rental adjustment. As of April 26, 1996, the unexpired terms of all leases with members of the Meyers and Krumbein families, excluding renewal options, ranged from nine months to 13 3/4 years.

     During the fiscal year ended February 29, 1996, the Company paid rent aggregating $292,615 to certain directors and members of their families. The table below sets forth certain information concerning the rent received during the fiscal year ended February 29, 1996, and rent to be received by these directors and members of their families on account of properties leased to the Company.

                                             RENT RECEIVED DURING    MINIMUM ANNUAL
                                              FISCAL YEAR ENDED     RENT (AT CURRENT
                                              FEBRUARY 29, 1996   ANNUAL RENTAL RATES)
Hyman Meyers.................................      $ 61,422             $ 61,390
S. Sidney Meyers.............................        61,422               61,390
Nathaniel Krumbein...........................         1,501                1,469
Amy M. Krumbein (Wife of Nathaniel Krumbein).        59,921               59,921
Other family members.........................       108,348*             106,044

     *Consists of the following amounts payable to adult children of the following individuals: Hyman Meyers, $36,124, S. Sidney Meyers, $36,112, and Nathaniel Krumbein, $36,112.

     With respect to certain leases with the Company's directors and members of their families, the Company obtained advice from independent fee appraisers who hold M.A.I. designation that the terms and conditions of such leases would be fair and reasonable to the Company as tenant. The Company believes that the rent and terms provided in these leases, as well as others negotiated without this procedure, are fair and reasonable to the Company as tenant and will be generally comparable to the rent and terms of leases of similar properties in the same general location.

     (1)Under four of these leases, the Company pays real estate taxes and insurance premiums while the remaining two leases require the Company to pay 50% of real estate taxes and insurance premiums. In addition, under all leases, the Company as tenant bears the expense of real estate tax increases, provides maintenance, makes certain repairs and pays utility charges and insurance rate increases attributable to it. The leases also provide for rental escalations for any exercised renewal option based on increases in the Consumer Price Index.

                             PRINCIPAL SHAREHOLDERS

     The following table lists the only persons known by the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of April 26, 1996.

                                      AMOUNT OF
NAME AND ADDRESS OF                   BENEFICIAL
  BENEFICIAL OWNER                    OWNERSHIP      PERCENT OF CLASS

FMR Corp............................ 4,835,773(1)         9.96%
82 Devonshire Street
Boston, MA 02109

Nicholas Company, Inc............... 3,452,347(2)         7.11%
700 North Water Street
Milwaukee, WI 53202

State Farm Mutual................... 2,770,793(3)         5.70%
Automobile Insurance Company
One State Farm Plaza
Bloomington, IL 61710


     (1) FMR Corp. reported sole voting power with respect to 425,100 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 4,835,773 of such shares. The ownership information is based on the Schedule 13G filed on February 14, 1996.

     (2) Nicholas Company, Inc. reported sole voting power with respect to none of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 3,452,347 of such shares. The ownership information is based on the Schedule 13G filed on January 26, 1996.

     (3) State Farm Mutual Automobile Insurance Company reported sole voting and dispositive power with respect to such shares. The ownership information is based on the Schedule 13G filed on January 27, 1996.

        AMENDMENTS OF 1990 STOCK OPTION PLAN AND 1994 STOCK OPTION PLAN

AMENDMENT OF 1990 STOCK OPTION PLAN

     The Board of Directors of the Company has adopted, and recommends that the shareholders approve an amendment to the Company's 1990 Stock Option Plan (the "1990 Plan") (i) to extend the exercise period of options granted to directors upon termination of the director relationship with the Company from three months to two years, and (ii) to prohibit expressly the Compensation Committee (or Board) from reducing the exercise price of options held by management and directors.

     EXTENSION OF DIRECTOR'S EXERCISE PERIOD. Options granted to directors under the 1990 Plan are nonstatutory options (described below) and have a term of ten years. Under the current terms of the 1990 Plan, if a director optionee ceases to serve as a director of the Company, the option will terminate three months after the date of termination, or on expiration of the option, whichever is earlier. If a director's relationship with the Company ceases by reason of death or disability, the option may be exercised within one year after such death or disability.

If the amendment is approved, a director's option will terminate two years after the date of the director's termination, or on expiration of the option, whichever is earlier. If a director's relationship with the Company ceases by reason of death or disability, the option may also be exercised within two years after such death or disability. The amendment will extend the exercise date of currently outstanding, unexercised options held by the following nominees for director and covering the stated number of shares (after adjustment for stock splits distributed in the form of stock dividends): Mr. Alexander: 30,500 shares; Mr. Burrus: 40,250 shares; Mr. Edwards: 20,250 shares; Mr. Fleischer:
20,250 shares; Mr. Krumbein: 39,000 shares; Mr. H. Meyers: 54,000 shares; Mr. S.
Meyers: 33,750 shares; Mr. Smith: 30,500 shares; and Mr. Thornton: 20,250 shares. The amendment will extend the exercise date of 342,750 (after adjustment for stock splits distributed in the form of stock dividends) currently outstanding, unexercised options held by the non-employee directors of the Company. This amendment applies to any Director who holds outstanding options on or after February 7, 1996. The amendment will increase benefits under the 1990 Plan for directors by causing the period in which an option can be exercised to be extended to two years after termination of the director relationship with the Company.

     PROHIBITION AGAINST REPRICING OF STOCK OPTIONS. The amendment provides an express prohibition on the Compensation Committee's (or Board's) ability to reprice stock options awarded to management and directors under the 1990 Plan either (a) by amending any existing option to reduce the exercise price of such option or (b) by granting new options conditioned upon the surrender for cancellation of existing options for the purpose of reducing the exercise price of such options.

AMENDMENT OF THE 1994 STOCK OPTION PLAN.

     The Board of Directors of the Company has adopted, and recommends that the shareholders approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan"), (i) to increase the number of authorized shares of Common Stock reserved for issuance under the 1994 Plan by 1,000,000, and (ii) to prohibit expressly the Compensation Committee from reducing the exercise price of currently outstanding options held by management.

     INCREASE IN NUMBER OF SHARES. A total of 1,000,000 shares was originally approved by the shareholders on June 15, 1994 for issuance under the 1994 Plan. Such awards may be in the form of either incentive stock options or nonstatutory stock options (as described below). In addition, the 1994 Plan as approved by the shareholders, provides that shares subject to options granted under the Company's 1983 Stock Option Plan (the "1983 Plan"), the 1990 Plan or the 1994 Plan which are cancelled, expire or otherwise terminate unexercised may be subjected to a grant and issued under the 1994 Plan. Of the shares previously approved by the shareholders for issuance, 115,070 shares were available for future awards as of February 29, 1996. The amendment will increase by 1,000,000 the number of shares of Common Stock authorized for issuance under the 1994 Plan.

     PROHIBITION AGAINST REPRICING OF STOCK OPTIONS. The amendment provides an express prohibition on the Compensation Committee's ability to reprice stock options awarded to management under the 1994 Plan (a) by amending any existing option to reduce the exercise price of such option or (b) by granting new options conditioned upon the surrender for cancellation of existing options for the purpose of reducing the exercise price of such options.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting of Shareholders is required to approve the amendment to the 1990 Plan and the amendment to the 1994 Plan.

     The Board of Directors believes that approval of the amendments to the 1990 Plan and 1994 Plan is in the best interest of all shareholders, and accordingly, recommends a vote "FOR" the approval of the proposed amendments to the 1990 Plan and 1994 Plan.

GENERAL

     The 1990 Plan and 1994 Plan (collectively, the "Plans") are intended to further the long-term stability and financial success of the Company by recruiting, attracting and retaining key employees and, in the case of the 1990 Plan, non-employee members of the Company's Board of Directors through the use of stock incentives (references to the "Company" in this section include any parent and subsidiary corporations). Awards to eligible employees under the Plans may be in the form of stock options or stock appreciation rights. Awards have been granted for all shares authorized for issuance under the 1990 Plan. Consequently, no additional grants under the 1990 Plan are expected.

     Adjustments will be made in the number of shares which may be issued under the Plans in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock or Preferred Stock.

     The Common Stock is traded on the New York Stock Exchange, and on April 26, 1996, the closing price was $20.00.

ELIGIBILITY

     All present and future employees of the Company who hold positions with management responsibilities are eligible to receive awards under the Plans. The Company estimates that it has approximately 114 such employees (62 of whom are officers). In addition, each member of the Board of Directors of the Company who is not a full-time employee of the Company is eligible to participate in the 1990 Plan. Currently, there are 10 directors who are not full-time employees who are eligible to participate in the 1990 Plan. See "Stock Options for Directors."

ADMINISTRATION

     The Plans are administered by a committee comprised of at least three directors of the Company who are not eligible to participate in the Plans (other than automatic grants to non-employee directors under the 1990 Plan) and who are "disinterested" for purposes of Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3"). The Plans are intended to conform to the provisions of Rule 16b-3 and to meet the requirements for performance-based compensation under
Section 162(m) of the Internal Revenue Code. Unless otherwise determined by the Board of Directors, the Committee will be the Compensation Committee. The Compensation Committee has the power and complete discretion to determine when to grant awards, which eligible employees will receive awards, whether the award will be an incentive or nonstatutory stock option, whether stock appreciation rights will be attached to options and the number of shares to be allocated to each award. The Compensation Committee may impose conditions on the exercise of options and stock appreciation rights, and may impose such other restrictions and requirements as it may deem appropriate.

STOCK OPTIONS FOR EMPLOYEES

     Options to purchase shares of Common Stock granted to eligible employees under the Plans may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code, while nonstatutory stock options do not. The purchase price of Common Stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. Fair market value is defined under the Plans as the average of the highest and the lowest registered sales prices of the Common Stock on the exchange on which it generally has the highest trading volume. The exchange on which the Common Stock currently has the greatest trading volume is the New York Stock Exchange.

     The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the Plans or any other similar plan maintained by the Company is limited to $100,000.

     An employee may not receive an award of options under the 1994 Plan with respect to more than 150,000 shares of Common Stock during any one fiscal year.

     Options may only be exercised at such times as may be specified by the Compensation Committee, provided, however, that in order for a stock option to be treated as an incentive stock option, it may not be exercised after the first to occur of (i) ten years, (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability.

     An optionee exercising an option may pay the purchase price in cash; and if the option so provides, by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. Under the 1994 Plan, the Compensation Committee may also provide in the option that an employee who exercises an option by delivering already owned shares of Common Stock will be automatically granted a "reload option," which is a new option equal in amount to the number of shares delivered to exercise the option with an exercise price equal to the fair market value of the Common Stock on the date of delivery.

CHANGE OF CONTROL

     The Compensation Committee may, in its discretion, provide that stock options granted under the Plans become fully exercisable upon a Change of Control, or upon the occurrence of one or more events subsequent to a Change of Control, notwithstanding other conditions on exercisability in the option. The Plans also permit the Compensation Committee to accelerate the exercisability of currently outstanding options, if the Compensation Committee believes it is in the best interest of the Company to do so.

STOCK APPRECIATION RIGHTS FOR EMPLOYEES

     The Compensation Committee may award stock appreciation rights with an option granted to an eligible employee, or the Compensation Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation rights over (ii) the exercise price of the Common Stock under the related option. The Compensation Committee may limit the amount which can be received when a stock appreciation right is exercised. When a stock appreciation right is exercised, the underlying option, to the extent surrendered, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable. The Company's obligation arising upon the exercise of a stock appreciation right may be paid in Common Stock or in cash, or in any combination of the two, as the Compensation Committee may determine.

     Stock appreciation rights may only be exercised when the underlying option is exercisable or, if there is no underlying option, at such times as may be specified by the Compensation Committee, which may include a change of control. There are further limitations on when an officer, director or 10% shareholder of the Company (an "Insider"), may exercise a stock appreciation right. In particular, Insiders may not exercise stock appreciation rights for cash within the first six months after they are granted.

STOCK OPTIONS FOR DIRECTORS

     The 1990 Plan authorized a grant of options to purchase 4,000 shares (13,500 after adjustment for stock splits distributed in the form of stock dividends) of Common Stock to all of the Company's directors who were not full-time employees of the Company on February 14, 1990. In addition, the 1990 Plan provides that as of August 14, 1991, and as of August 14 of every third year thereafter, each director who is not a full-time employee of the Company will be granted stock options to purchase 6,000 shares (20,250 after adjustment for stock splits distributed in the form of stock dividends) of Common Stock to the extent shares are available under the 1990 Plan. Directors received an award on August 14, 1994; however, no further awards will be received by Directors under the 1990 Plan as no additional shares are available for award under the 1990 Plan. All options granted to directors under the 1990 Plan are nonstatutory stock options. The exercise price of these nonstatutory stock options is 100% of the fair market value of the Common Stock on the date of grant. Fair market value is defined as the average of the highest and lowest registered sales prices of the Common Stock on the exchange on which it generally has the greatest trading volume.

TRANSFERABILITY OF AWARDS

     An option awarded under the Plans may not be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plans are exercisable during his lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the Plans.

AMENDMENT OF THE PLANS AND AWARDS

     Each of the Plans may be amended by the Board of Directors in such respects as it deems advisable; provided that, if and to the extent required by Rule 16b-3 or the Internal Revenue Code, the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under such Plan, (ii) materially increase the number of shares of Common Stock that may be reserved for issuance under such Plan, or (iii) materially modify the requirements of eligibility for participation in such Plan. Awards granted under the Plans may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the applicable Plan.

FEDERAL INCOME TAXES

     A participant generally will not incur federal income tax when he is granted a nonstatutory stock option, an incentive stock option or a stock appreciation right.

     Upon exercise of a nonstatutory option or a stock appreciation right, a participant generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Compensation Committee has authority under the Plans to include provisions allowing an employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option or stock appreciation right withheld to cover his tax liabilities. The election will be effective only if approved by the Compensation Committee and made in compliance with other requirements set forth in the Plans. When a participant exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income in connection therewith. This usually occurs upon the exercise of nonstatutory options and stock appreciation rights. In some cases, such as the exercise of a nonstatutory option, the Company's deduction is contingent upon the Company's meeting withholding tax requirements with respect to options granted to eligible employees. Generally, no deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of certain holding period requirements. Moreover, there can be circumstances when the Company may not be entitled to a deduction for certain transfers of Common Stock or payments to a participant upon the exercise of an incentive award that has been accelerated as a result of a Change of Control.

     This summary of federal income tax consequences of nonstatutory stock options, incentive stock options and stock appreciation rights does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of awards should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards.

                     APPROVAL OF THE HEILIG-MEYERS COMPANY
                      ANNUAL PERFORMANCE-BASED BONUS PLAN

     The Compensation Committee of the Board of Directors adopted the Heilig-Meyers Company Annual Performance-Based Bonus Plan (the "Bonus Plan") on March 25, 1996. The Compensation Committee and the Board of Directors recommended that the Bonus Plan be submitted for approval by the shareholders of the Company to meet the requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)") so that the

Company's ability to deduct payments under the Bonus Plan for Federal income tax purposes would not be limited by the provisions of Section 162(m). This recommendation is consistent with the Company's policy concerning Section 162(m) as explained under "Compensation Committee Report on Executive Compensation" above. The Bonus Plan is intended to operate substantially the same as the Company's bonus program applied generally to all executive officers. However, the Bonus Plan includes only objective performance goals that preclude individual discretion and does not include personal performance as one of the performance-based criteria. The principal features of the Bonus Plan are summarized below. The summary is qualified by reference to the complete text of the Bonus Plan, which is attached as Exhibit A.

     The purpose of the Bonus Plan is to provide an annual performance-based cash incentive for executive officers who are in a position to contribute materially to the success of the Company and its subsidiaries. The Bonus Plan will be administered by the Compensation Committee (the "Compensation Committee") (or a subcommittee thereof). The Bonus Plan will apply to each fiscal year of the Company (the "Plan Year") beginning with the fiscal year ending on February 28, 1997.

     As of March 1, 1996, only the five most highly compensated executive officers of the Company are eligible under the Bonus Plan. However, the Compensation Committee has the discretion to select which executive officers will be participants each Plan Year and the terms and conditions of annual awards to participants. Five employees are currently eligible to participate in the Bonus Plan.

     For each Plan Year, the Compensation Committee will select the Performance Component Factors to be used for that Plan Year. The permissible Performance Component Factors under the Bonus Plan are the Company's pre-tax earnings, the Company's earnings per share and whether pre-tax earnings or earnings per share exceed the specified Performance Goals by more than a designated percentage established by the Compensation Committee. One or more of the Performance Component Factors may be used for a Plan Year. The Compensation Committee will assign a percentage of a participant's salary to each of the Performance Component Factors for a Plan Year. For each Performance Component Factor, the Compensation Committee will establish one or more Performance Goals. During a Plan Year, the Compensation Committee may increase, but not decrease, a Performance Goal. If the Performance Goals established by the Compensation Committee are not met for the fiscal year, no bonus awards will be paid.

     The Compensation Committee will also establish a Maximum Bonus for each participant for each Plan Year. After the end of a Plan Year, the Compensation Committee will certify in writing the level of Performance Goal that was attained for the prior Plan Year. The total of a participant's percentage earned for each Performance Component Factor will be multiplied by the participant's salary to determine the bonus award. A participant's salary means the base salary established by the Compensation Committee at the commencement of each Plan Year which may not be changed during the Plan Year. The maximum bonus award for a participant for a Plan Year may not be greater than 85% of the participant's base salary for the Plan Year. The maximum dollar amounts payable to each of the five participants for fiscal 1997 are set forth on the table below.

     Bonuses for participants are payable in cash after the Compensation Committee certifies the achievement of the Performance Goal. A participant must be employed on the last day of the Plan Year to receive a bonus, unless the Compensation Committee provides otherwise.

     The Plan will terminate on February 29, 2004 unless it is terminated earlier by the Board of Directors. The Board may amend the Plan, provided that any amendment to change the Performance Component Factors or materially increase the maximum potential benefits for participants must be approved by the shareholders of the Company (except for amendments necessary to meet the requirements of Section 162(m) of the Internal Revenue Code). In the event of a Change of Control of the Company, the Compensation Committee may take such action with respect to outstanding awards as it deems appropriate to protect participants' interests.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting of Shareholders is required to approve the adoption of the Bonus Plan.

     The Board of Directors believes that adoption of the Bonus Plan is in the best interest of all shareholders, and accordingly, recommends a vote "FOR" the adoption of the Bonus Plan by the shareholders.

NEW PLAN BENEFITS

     Subject to shareholder approval of the Bonus Plan, the Compensation Committee has approved the granting of initial awards for the fiscal year ending February 28, 1997 to the four most highly compensated executive officers of the Company. These awards will not be made under the Bonus Plan if shareholder approval is not received. The table below sets forth information concerning the proposed awards.

     The amounts to be received under the Bonus Plan cannot be determined at this time because the amounts payable are based on the Company's future performance and depends on the Performance Compensation Factors and Performance Goals designated for a Plan Year. If the Bonus Plan had been in effect for fiscal 1996 and if the Compensation Committee had set Performance Goals comparable to those established under the Company's existing bonus plan, no awards would have been paid under the Bonus Plan because the Performance Goals were not met. The table below sets forth the Maximum Bonus payable for fiscal 1997.

                      ANNUAL PERFORMANCE-BASED BONUS PLAN

                              NAME AND POSITION                                      DOLLAR VALUE ($)(1)
William C. DeRusha, Chairman of the Board                                            $   486,540
  and Chief Executive Officer................................................

Troy A. Peery, Jr., President and Chief Operating Officer....................        $   437,886

Joseph R. Jenkins, Executive Vice President and Chief Financial Officer......        $   289,000

James F. Cerza, Jr., Executive Vice President................................        $   289,000

Executive Officers as a Group(2).............................................        $ 1,502,426

     (1) Payment of any amount under the Bonus Plan is dependent on the Company's performance for the Plan Year ending February 28, 1997 (the "1997 Plan Year") and will be uncertain until the end of the 1997 Plan Year.

     (2) Includes only executive officers listed above as other executive officers do not currently participate in the Bonus Plan. Directors who are not executive officers and employees who are not executive officers are not eligible to participate in the Bonus Plan. Executive officers not eligible to participate in the Bonus Plan and employees who are not executive officers are eligible under the Company's regular bonus program.

                     RATIFICATION OF SELECTION OF AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as accountants and auditors for the Company for the current fiscal year, subject to ratification or rejection by the shareholders. The firm has no relationship with the Company except that it has served as its independent accountants and auditors since November 1, 1973. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of other accountants and auditors will be considered by the Board of Directors.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

                     SHAREHOLDER PROPOSALS FOR 1997 MEETING

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices no later than January 4, 1997, for inclusion in the Company's 1997 proxy materials. Such proposals should meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                              FURTHER INFORMATION

     The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements thereto, required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the Company's fiscal year ended February 29, 1996. Such written requests should be sent to the Office of the Treasurer, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230.

                                          By Order of the Board of Directors

                                          ROY B. GOODMAN
                                          Secretary

May 3, 1996

PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                                                       EXHIBIT A

                             HEILIG-MEYERS COMPANY
                      ANNUAL PERFORMANCE-BASED BONUS PLAN

     1. PURPOSE. The purpose of the Heilig-Meyers Company Annual
Performance-Based Bonus Plan (the "Plan") is to provide an annual performance-based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

     2. DEFINITIONS. As used in the Plan, the following terms will have the meaning indicated:

          (a) "Award" or "Bonus Award" means a cash bonus award made pursuant to the terms of this Plan.

          (b) "Award Agreement" means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Change of Control" means the occurrence of either of the following events: (i) a third person, including a "group" as defined in
     Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes, or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Code Section 162(m) Award" means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Agreement.

          (g) "Committee" means the committee appointed by the Board as described under Section 4.

          (h) "Company" means Heilig-Meyers Company, a Virginia corporation.

          (i) "Covered Employee" means a covered employee within the meaning of Code Section 162(m)(3).

          (j) "Executive Employee" means all executive officers (as defined in Rule 3b-7 under the Act) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

          (k) "Parent" means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

          (l) "Participant" means an Executive Employee selected from time to time by the Committee to participate in the Plan.

          (m) "Performance Percentage" means the percentage of Salary assigned to each of the Performance Component Factors.

          (n) "Performance Component Factor" means the criteria selected by the Committee to measure performance for a Plan Year from among one or more of the following categories:

             (i) Pre-tax profits, as shown in the Company's annual report to shareholders, calculated in accordance with generally accepted accounting principles consistently applied by the Company; and

             (ii) Earnings per share, as shown in the Company's annual report to shareholders, calculated in accordance with generally accepted accounting principles consistently applied by the Company.

             (iii) Outstanding Performance, as evidenced by the Company's overall performance in Pre-tax profit and Earnings per share, which generally applies in the event the Company's actual performance exceeds the Performance Goals by more than a designated percentage established by the Committee.

          (o) "Performance Goal" means the establishment of one or more levels of performance (i.e., a threshold, a target, a maximum or an excess percentage level) designated for each Performance Component Factor established by the Committee that will be used to determine the Performance Percentages.

          (p) "Plan Year" means the fiscal year of the Company from March 1 to the last day of February of each year.

          (q) "Salary" means the Participant's base salary, established by the Committee for each Plan Year.

          (r) "Subsidiary" means, with respect to any corporation, a subsidiary of that corporation within the meaning of Code Section 424(f).

          (s) "Maximum Bonus" means the bonus payable to a Participant if there is a 100-percent achievement of the Performance Percentages for each of the Performance Component Factors.

          (t) "Total Award Percentage" means the sum of an individual Participant's Performance Percentages earned for each Performance Component Factor, which when multiplied by the individual Participant's Salary determines the amount of his/her Award.

     3. ELIGIBILITY. All present and future Executive Employees who are Level A Officers (which includes the Chairman, Chief Executive Officer, President, Chief Operating Officer and all Executive Vice Presidents of the Company) shall be eligible to receive Awards under the Plan.

     The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

     4. AWARDS.

          (a) Each Award shall be evidenced by an Award Agreement setting forth the Performance Goals and the Performance Percentages for each Performance Component Factor, the Total Award Percentage, the Maximum Bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. Notwithstanding any other Plan provisions to the contrary, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be 85 percent of a Participant's Salary. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

          (b) The Committee shall establish the Performance Goals for the Company each Plan Year. The Committee shall also determine the extent to which each Performance Component Factor shall be weighted in determining Awards by establishing Performance Percentages for each Performance Component Factor. The Committee may vary the Performance Component Factors, the Performance Percentages assigned to each of the factors and the Performance Goals from Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

          (c) The Committee shall establish for each Award the maximum percentage of Salary payable to each Participant for specified levels of performance by designating Performance Percentages based on the Performance Goal for each Performance Component Factor and the weighting established for such factors. The Award payable to any Participant may range from zero
     (0) to 85 percent of the Participant's Salary, depending upon whether, or the extent to which, the Performance Goals have been achieved. All such determinations regarding the achievement of any Performance Goals will be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of the Award that would otherwise be payable upon achievement of the Performance Goal or Goals.

          (d) The actual Award for a Participant will be calculated by multiplying the Participant's Total Award Percentage by the individual Participant's Salary. All calculations of actual Awards shall be made by the Committee.

          (e) Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are earned; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met.

          (f) Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

          (g) Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     5. ADMINISTRATION. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than three members of the Board. Subject to paragraph (d) below, the Committee shall be a subcommittee of the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

          (a) The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to Awards, and (vi) any additional requirements relating to Awards that the Committee deems appropriate.

          (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

          (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

          (d) All members of the Committee must be "outside directors" as described in Code Section 162(m).

          (e) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

          (f) As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 4(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

          (g) The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Component Factors, Performance Goals, the weightings thereof, and Maximum Bonuses.

     6. CHANGE OF CONTROL. In the event of a Change of Control of the Company, in addition to any action required or authorized by the terms of an Award Agreement, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

          (a) accelerate time periods for purposes of vesting in, or receiving any payment with regard to, any outstanding Award, or

          (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

     Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

     7. NONTRANSFERABILITY OF AWARDS. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

     8. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the Board, this Plan shall terminate at the close of business on February 29, 2004. No Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Component Factors, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Award previously granted to him.

     9. UNFUNDED PLAN. The Plan shall be unfunded. No provision of the Plan or any Award Agreement will require the Company or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

     10. LIABILITY OF COMPANY. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person's compensation or other benefits.

     11. INTERPRETATION. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

     12. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective as of March 1, 1996 and shall be submitted to the shareholders of the Company for approval. No Award shall be payable to a Covered Employee until the Plan has been approved by the Company's shareholders.

                             HEILIG-MEYERS COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all previous proxies, hereby appoints Troy A. Peery, Jr. and David W. Robertson, and each of them, proxies with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") to be held on June 19, 1996, and to vote, as directed below, all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present.

1. ELECTION OF DIRECTORS [ ] FOR all nominees listed below
                             (except as marked to the contrary below)
                         [ ] WITHHOLD AUTHORITY to vote for all
                             nominees listed below

    William C. DeRusha, Troy A. Peery, Jr., Alexander Alexander,
Robert L. Burrus, Jr., Benjamin F. Edwards III, Alan G. Fleischer, Nathaniel Krumbein, Hyman Meyers, S. Sidney Meyers, Lawrence N. Smith, George A. Thornton III

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. APPROVAL OF THE AMENDMENT OF THE 1990 STOCK OPTION PLAN.
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

3. APPROVAL OF THE AMENDMENT OF THE 1994 STOCK OPTION PLAN.
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

4. APPROVAL OF THE ANNUAL PERFORMANCE-BASED BONUS PLAN.
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

5. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS
   ACCOUNTANTS AND AUDITORS FOR THE CURRENT FISCAL YEAR.
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the election of each of the nominees named in Proposal 1 and "FOR" Proposals 2,3,4 and 5.

                 (Continued and to be signed on the other side)

    The undersigned acknowledges receipt of the Notice of the Annual Meeting and of the Proxy Statement attached thereto.

                      Please sign exactly as name appears at left, if shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by auhorized person.

               Dated:____________________________________________________,1996

               _______________________________________________________________

               _______________________________________________________________

               [PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                 USING THE ENCLOSED ENVELOPE.]